Exhibit 99.1
STONE ENERGY CORPORATION
Announces First Quarter 2009 Results
LAFAYETTE, LA. May 5, 2009
     Stone Energy Corporation (NYSE: SGY) today announced a first quarter 2009 net loss of $232.6 million on oil and gas revenue of $129.5 million, compared to net income of $62.2 million on oil and gas revenue of $203.2 million in the first quarter of 2008. The reported net loss for the first quarter of 2009 included a pre-tax non-cash charge of $340.1 million ($221.1 million after tax) recognized due to a non-cash full cost ceiling test write-down and a $5.9 million pre-tax inventory impairment charge ($3.8 million after tax). Without the ceiling test write-down and impairment charge, the first quarter 2009 adjusted net loss would have been $7.7 million, or $0.20 per share. Adjusted net loss is a non-GAAP financial measure.
     Discretionary cash flow totaled $59.2 million during the first quarter of 2009, compared to $150.3 million during the first quarter of 2008. Although $112.8 million in proceeds from unwinding hedging contracts was received as cash during the first quarter of 2009, the gain will be recognized for accounting purposes over the next three quarters which is the remaining life of the original derivative contracts. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Daily production during the first quarter of 2009 averaged 194 million cubic feet of gas equivalent (MMcfe) per day, or 5% more than the average daily production of 185 MMcfe per day in the comparable period of 2008. This increase was primarily due to incremental volumes from the Bois d’Arc acquisition which closed in August 2008. First quarter volumes were materially affected by continued pipeline shut-ins from Hurricane Ike, which curtailed production by approximately 70 MMcfe per day for the quarter. Production volumes in the fourth quarter of 2008 were 189 MMcfe per day, which were also impacted by third party pipeline access. Production volumes averaged approximately 211 MMcfe per day during April 2009.
     Chief Executive Officer David Welch stated, “Operationally we are starting to experience an increase in volumes with the commencement of oil barging from Mississippi Canyon 109 (Amberjack) in late March and expect further increases in volumes with the completion of repairs on third party pipelines this quarter. Third party pipeline shut-ins significantly curtailed our production in the first quarter, and the delays have impacted our production estimates for the year. Given the current low commodity prices, we are actively managing our capital expenditure budget and have reduced our GOM operated rigs from four to zero. For the remainder of the year, we remain focused on low cost recompletion and workover projects to help maintain production. However, even with a limited capital program, we continue to invest in the deep water GOM and the Marcellus Shale. On the cost side, we had lingering hurricane related major maintenance expenses in the first quarter of approximately $13 million, which are substantially complete and should significantly decline in subsequent quarters. The $113 million in cash proceeds from the unwinding of our hedges in the first quarter enhanced our liquidity, allowing us to reduce bank debt by $25 million during the quarter, and an additional $44 million on April 29, 2009, still leaving $90 million in cash. Our goal is to live within cash flow for the second half of the year.”
     Prices realized during the first quarter of 2009 averaged $46.52 per barrel of oil and $7.17 per thousand cubic feet (Mcf) of natural gas, or 38% lower on a gas equivalent basis, as compared to the first quarter of 2008 average realized prices of $95.72 per barrel of oil and $8.82 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts which totaled approximately $35.2 million for the first quarter 2009. Hedging transactions increased the average realized price of natural gas by $2.34 per Mcf in the first quarter of 2009, compared to $0.09 per Mcf in the first quarter of 2008. Hedging transactions increased the average realized price of oil by $9.76 per barrel in the first quarter of 2009, compared to a decrease of $4.06 per barrel in the first quarter of 2008.

     Lease operating expenses during the first quarter of 2009 totaled $58.2 million, or $3.34 per thousand cubic feet of gas equivalent (Mcfe), compared to $30.3 million, or $1.80 per Mcfe, for the comparable quarter in 2008. The increase in lease operating expenses is a primarily a result of $23.9 million of lease operating expenses associated with the properties acquired from Bois d’Arc and $13.0 million of hurricane related damage repairs from Hurricanes Gustav and Ike, which added $0.75 per Mcfe to the first quarter 2009 expenses and is expected to decrease significantly over subsequent quarters.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2009 totaled $59.2 million, or $3.40 per Mcfe, compared to $62.7 million, or $3.73 per Mcfe, for the first quarter of 2008. The decrease from 2008 is primarily due to the year-end ceiling test write-down, which reduced the carrying value of the full cost pool for our oil and gas properties.
     Accretion expense for the first quarter of 2009 was $8.4 million compared to $4.4 million for the comparable period of 2008. The increase in accretion expense in the first quarter of 2009 was primarily due to utilizing a higher interest rate, which reduced the present value of the asset retirement obligations.
     Salaries, general and administrative (SG&A) expenses for the first quarter of 2009 were $11.7 million, or $0.67 per Mcfe, compared to $10.3 million, or $0.61 per Mcfe, in the first quarter of 2008. The increase in SG&A is primarily due to an increase in salaries and wage expense resulting from the Bois d’Arc acquisition and salary adjustments.
     Capital expenditures before capitalized SG&A and interest during the first quarter of 2009 were approximately $101.8 million. The capital expenditure amount includes $6.5 million of plugging and abandonment. Additionally, $4.6 million of SG&A expenses and $6.3 million of interest were capitalized during the quarter.
     Stone had $400 million in borrowings outstanding at March 31, 2009 under its bank credit facility with a borrowing base of $625 million, and letters of credit totaling $46 million, resulting in $179 million of available borrowings at March 31, 2009. On April 29, 2009, the bank group completed its semi-annual borrowing base redetermination and approved a $425 million borrowing base. On April 29, 2009, Stone reduced its borrowings outstanding to $356 million using cash on hand, had $69 million in outstanding letters of credit, leaving no availability on the credit facility, and had a remaining cash position of approximately $90 million. Stone has been and remains in compliance with all of the financial covenants under the credit facility. The next borrowing base redetermination is expected by November 1, 2009.
Operational Update
     Ewing Bank 305. In the first quarter of 2009, Stone completed the five-well drilling campaign initiated in 2008 by successfully drilling and completing the “Apoc” well. This most recent well encountered 86 feet of net oil pay in multiple zones and is now on production. The success of Apoc may lead to a multi-well drilling campaign in future years since the results lowered the risk on other areas for potential drilling in the field. In total, the five-well drilling program more than doubled the production from the Ewing Bank 305 field to approximately 30 Mmcfe per day. A multi-well workover program is now underway to further boost production in the field.
     Mississippi Canyon 109. Oil barging operations at Amberjack Field (MC109) resumed on March 29, 2009, bringing the field back to production. Current production is still not back to pre-hurricane levels, but produced at approximately 13 Mmcfe per day in April. Stone is working with contractors and other operators to restore the hurricane-damaged pipeline system in this part of the Gulf. The pipeline system is expected to be restored late in the third quarter of this year, resulting in full field production of approximately 30 Mmcfe per day. In addition, Stone may commence a four well drilling program in the field late this year or early next year.
     Western GOM Shelf. Stone has conducted a work program in the western part of the GOM Shelf, including a successful development well and a successful workover at Vermilion 255 Field which will add 10-15 Mmcfe per day to production when brought onto production in late May. Workover programs to increase production are also planned at Ship Shoal 111 and East Cameron 121.

     Appalachian Basin (Marcellus Shale Play). Stone holds a 50% working interest in three non-operated producing wells in the Marcellus Shale play in West Virginia. Two of the wells have been on production approximately ten months and one well was recently completed and is still unloading frac water. A fourth well was drilled and evaluated in the first quarter 2009 and is awaiting completion. A fifth well is currently drilling and an additional well is planned for the second quarter. All of these wells are vertical wellbores. Stone has permitted a number of locations in other parts of the Marcellus Shale Play and expects to drill three more wells in 2009 to test its existing leasehold, which is approximately 30,000 net acres.
     Gulf of Mexico Lease Sale. Stone participated in the Gulf of Mexico Lease Sale 208 in March, and is the apparent high bidder on three leases in the deepwater and one on the Shelf. Stone spent a total of $2.5MM on the leases.
Updated 2009 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated. The following guidance is subject to all of the cautionary statements and limitations described in this press release below, under the heading “Forward-Looking Statements.” The following guidance supersedes the previous guidance provided in the February 17, 2009 press release.
     Capital Expenditure Budget. The current Board authorized 2009 capital expenditure budget is $300 million, which excludes acquisitions, and capitalized interest and G&A. Although the Board has authorized a capital expenditure budget of $300 million, management has targeted a lesser amount of $250 million given the lower commodity price environment and the focus on liquidity. The remaining $50 million will remain as discretionary and uncommitted.
     Production. For the second quarter of 2009, Stone expects net daily production to average between 210-220 MMcfe. Primarily due to the delays in third party pipeline repairs, Stone now expects full year 2009 average daily production to be in the range of 205-225 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $190-$210 million for 2009 based upon current operating conditions and budgeted maintenance activities. The first quarter lease operating expenses included non-recurring hurricane related major maintenance costs of approximately $13.0 million.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $2.60 -$2.85 per Mcfe during 2009. The decrease from 2008 is due to the 2008 year-end ceiling test write-down, which reduced the carrying value of the full cost pool for our oil and gas properties.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $45-$50 million during 2009.
     Corporate Tax Rate. For 2009, Stone expects its corporate tax rate to be approximately 35%.

Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2009, 2010, and 2011 as of May 1, 2009. This table excludes a number of oil and gas hedges unwound in the first quarter resulting in proceeds of $113 million.

Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2009	20,000	$8.00	$14.30

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009	20,000 *	$5.00	3,000 *	50.00
2009			2,000 *	50.45
2010	20,000	6.97	2,000	63.00
2010	20,000	6.50	1,000	64.05
2010	10,000	6.50	1,000	60.20
2011			1,000	70.05

*	October — December
Other Information
     Stone Energy has planned a conference call for 3:00 p.m. Central Time on Wednesday, May 6, 2009 to discuss the operational and financial results for the first quarter of 2009. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
Non-GAAP Financial Measures
     In this press release, we refer to non-GAAP financial measures we call “adjusted net loss” and “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
FINANCIAL RESULTS
Net income (loss)	$(232,565)	$62,242
Net income (loss) per share	$(5.90)	$2.22

PRODUCTION QUANTITIES
Oil (MBbls)	1,294	1,282
Gas (MMcf)	9,659	9,133
Oil and gas (MMcfe)	17,423	16,825

AVERAGE DAILY PRODUCTION
Oil (MBbls)	14.4	14.1
Gas (MMcf)	107.3	100.4
Oil and gas (MMcfe)	193.6	184.9

REVENUE DATA (1)
Total oil revenue	$60,202	$122,707
Total gas revenue	69,277	80,526

Total oil and gas revenue	$129,479	$203,233

AVERAGE PRICES (1)
Oil (per Bbl)	$46.52	$95.72
Gas (per Mcf)	7.17	8.82
Per Mcfe	7.43	12.08

COST DATA
Lease operating expenses	$58,154	$30,253
Salaries, general and administrative expenses	11,661	10,256
DD&A expense on oil and gas properties	59,172	62,707

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$3.34	$1.80
Salaries, general and administrative expenses	0.67	0.61
DD&A expense on oil and gas properties	3.40	3.73

AVERAGE SHARES OUTSTANDING — Diluted	39,449	28,060

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Operating revenue:
Oil production	$60,202	$122,707
Gas production	69,277	80,526
Derivative income	2,922	—

Total operating revenue	132,401	203,233

Operating expenses:
Lease operating expenses	58,154	30,253
Production taxes	1,040	1,400
Depreciation, depletion and amortization	60,618	63,387
Write-down of oil and gas properties	340,083	—
Accretion expense	8,377	4,368
Salaries, general and administrative expenses	11,661	10,256
Incentive compensation expenses	220	1,018
Derivative expenses, net	—	259
Impairment of inventory	5,923	—

Total operating expenses	486,076	110,941

Income (loss) from operations	(353,675)	92,292

Other (income) expenses:
Interest expense	5,166	3,859
Interest income	(136)	(4,914)
Other income, net	(1,402)	(1,041)
Other expense, net	428	—

Total other (income) expenses	4,056	(2,096)

Income (loss) before taxes	(357,731)	94,388

Provision (benefit) for income taxes:
Deferred	(125,216)	18,196
Current	23	13,950

Total income taxes	(125,193)	32,146

Non-controlling interest	(27)	—

Net income (loss)	$(232,565)	$62,242

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net income as reported	$(232,565)	$62,242

Reconciling items:
Depreciation, depletion and amortization	60,618	63,387
Write-down of oil and gas properties	340,083	—
Non-cash write-down of tubular inventory	5,923	—
Deferred income tax provision (benefit)	(125,216)	18,196
Accretion expense	8,377	4,368
Stock compensation expense	1,966	1,478
Other	(20)	624

Discretionary cash flow	59,166	150,295

Changes in income taxes payable	27,408	(43,550)
Proceeds from unwinding of derivative contracts	112,822	—
Settlement of asset retirement obligations	(6,462)	(18,647)
Other working capital changes	22,177	24,216

Net cash provided by operating activities	$215,111	$112,314

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$130,201	$68,137
Accounts receivable	113,085	151,641
Fair value of hedging contracts	24,904	136,072
Current income tax receivable	3,775	31,183
Inventory	15,901	35,675
Other current assets	1,084	1,413

Total current assets	288,950	424,121

Oil and gas properties — United States
Proved, net	881,028	1,130,583
Unevaluated	450,291	493,738
Building and land, net	5,579	5,615
Fixed assets, net	4,702	5,326
Other assets, net	45,890	46,620
Fair value of hedging contracts	9,376	—

Total assets	$1,685,816	$2,106,003

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$120,276	$144,016
Undistributed oil and gas proceeds	14,208	37,882
Asset retirement obligations	64,248	70,709
Deferred taxes	34,990	32,416
Fair value of hedging contracts	3,350	—
Other current liabilities	11,056	15,759

Total current liabilities	248,128	300,782

Bank debt	400,000	425,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	70,255	193,924
Fair value of hedging contracts	256	1,221
Asset retirement obligations	194,522	186,146
Other long-term liabilities	11,941	11,751

Total liabilities	1,325,102	1,518,824

Common stock	394	394
Treasury stock	(860)	(860)
Additional paid-in capital	1,258,511	1,257,633
Accumulated deficit	(987,552)	(754,987)
Accumulated other comprehensive income	90,107	84,912

Total Stone Energy Corporation stockholders’ equity	360,600	587,092

Non-controlling interest	114	87

Total stockholders’ equity	360,714	587,179

Total liabilities and stockholders’ equity	$1,685,816	$2,106,003